Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------


                       ALL AMERICAN SEMICONDUCTOR REPORTS
                              FIRST QUARTER RESULTS

Miami, FL - May 13, 2005 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the first quarter of 2005.

Net sales for the quarter ended March 31, 2005 were $94.3 million, compared to net sales of $98.2 million for the same period of 2004. Income from operations was $1.1 million for the first quarter of 2005, compared to $2.4 million for the first quarter of last year. Net income for the quarter ended March 31, 2005 was $61,000 or $.01 per share (diluted), compared to net income of $891,000 or $.22 per share (diluted) for the first quarter of 2004.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "As indicated in our last release, business was soft in the first quarter. We believe that the softness is not a long term trend and we have continued to invest in growing our business. These factors have contributed to the reduction in our profitability. Although the book-to-bill ratio began to improve toward the end of the first quarter, it is difficult to determine when business will strengthen and how strong it will be. Due to the continued consolidation in our industry we believe it is an important time to continue to invest in order to be properly positioned to respond to recent industry developments."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our sales, markets, future operating results or investments in the growth of our business or otherwise makes statements about the softness of business or the current or future market conditions or trends, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: further weakening industry and market conditions; a tightening by customers of their inventory levels; a continued slowdown in sales; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations or the inability of the Company to obtain additional financing when needed or on terms acceptable to the Company; an increase in interest rates, including as a result of interest rate hikes by the Federal Reserve Board, and/or an increase in the Company's average outstanding borrowings; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs, an increasing number of low-margin, large volume transactions, inventory oversupply conditions and/or increases in the costs of goods; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism or the threat of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)

Quarters Ended March 31                                  2005               2004
--------------------------------------------------------------------------------

Net Sales                                           $  94,309          $  98,242
                                                    =========          =========

Income from Operations                              $   1,119          $   2,434
                                                    =========          =========

Net Income                                          $      61          $     891
                                                    =========          =========

Earnings Per Share:
  Basic                                                 $ .02              $ .24
                                                        =====              =====
  Diluted                                               $ .01              $ .22
                                                        =====              =====

Average Shares:
  Basic                                             3,912,449          3,767,059
                                                    =========          =========
  Diluted                                           4,134,268          4,077,688
                                                    =========          =========

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CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305)  621-8282 x1417